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                                                                    EXHIBIT 99.5

NEWS RELEASE

MARSHALL & ILSLEY CORPORATION
770 North Water Street/Milwaukee, Wisconsin 53202

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For release:               Immediately
For further information:   M. A. Hatfield (414) 765-7809
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           MARSHALL & ILSLEY SHAREHOLDERS APPROVE MERGER WITH VALLEY

     Milwaukee, WI -- February 15, 1994 -- Marshall & Ilsley Corporation announced that at its special meeting of shareholders today shareholders voted to approve the merger with Valley Bancorporation.

     Terms of the merger, announced in September 1993, call for Valley
Bancorporation to merge into Marshall & Ilsley Corporation, with Valley shareholders receiving 1.72 shares of M&I common stock for each share of Valley common stock held.

     James B. Wigdale, chairman of Marshall & Ilsley said, "We're pleased to have received the approval from our shareholders on the merger. We understand that today Valley's shareholders voted in an overwhelming majority to approve the merger as well. This affirmative vote by shareholders brings us closer to realizing the positive and significant benefits the merger will have for both companies' shareholders and the state of Wisconsin.

     "Plans to combine the two organizations are proceeding as planned, and we expect to complete the merger by the end of the second quarter of 1994, subject to certain regulatory approvals."

     Marshall & Ilsley shareholders also approved an amendment to increase the size of the Board of Directors and to increase the number of authorized shares of Marshall & Ilsley Corporation common stock, from 80,000,000 shares to 160,000,000 shares. Shareholders also approved the 1993 Executive Stock Option
Plan.

     Valley, headquartered in Appleton, Wisconsin, provides a complete range of banking services, including insurance, trust services, securities, credit card servicing and bank support services. Valley has 160 banking offices, with assets of $4.6 billion.

     Marshall & Ilsley Corporation is a multibank holding company headquartered in Milwaukee, Wisconsin, with $8.0 billion in assets. The Corporation has 35 affiliated banks serving Wisconsin from 129 banking offices and one bank in Phoenix, Arizona, with 12 offices. In addition, the holding company owns and operates a number of companies engaged in investment management, trust, insurance, equipment leasing, mortgage banking, venture capital, financial advisory services and data processing.
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NEWS RELEASE

MARSHALL & ILSLEY CORPORATION
770 North Water Street/Milwaukee, Wisconsin 53202

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For release:               Immediately
For further information:   M. A. Hatfield (414) 765-7809

              MARSHALL & ILSLEY ELECTS TWO NEW DIRECTORS TO BOARD
                             AND DECLARES DIVIDEND

     Milwaukee, WI -- February 15, 1994 -- Marshall & Ilsley Corporation announced at its Board of Directors meeting today Dennis J. Kuester and Gordon
H. Gunnlaugsson have been elected to the Board of Marshall & Ilsley Corporation, Milwaukee, Wisconsin.

     A native of Milwaukee, Kuester, 51, is president of Marshall & Ilsley Corporation and M&I Marshall & Ilsley Bank, and chairman and CEO of M&I Data Services, Inc. During his career at M&I, Kuester served in a number of positions at M&I Data Services, Inc., where he became a vice president in 1976 and president in 1985. Prior to joining M&I in 1976, he was at IBM Corporation, working in Milwaukee, Minneapolis and Chicago.

     Kuester is a director of Modine Manufacturing Company, Interstate Forging Industries, Inc., TYME Corporation, Super Steel Products Corp., M&I Data Services, Inc. and M&I Marshall & Ilsley Bank. Kuester is past chairman, Leadership Breakfast of Boy Scouts of America; past president and director of UWM Foundation; director of Froedtert Memorial Lutheran Hospital, Blood Center of Southeastern Wisconsin, and Wisconsin Manufacturers and Commerce. Kuester earned a BBA in Accounting and Finance from the University of Wisconsin-Milwaukee.

     Gunnlaugsson, 49, is executive vice president & CFO of Marshall & Ilsley Corporation. Since joining M&I in 1970, Gunnlaugsson has held various positions in the Corporate Finance and Investment Department. Previously, he was the assistant director of management services at the University of Wisconsin, Central Administration.

     Gunnlaugsson is a director of Grede Foundries, Inc. and Rosalie Manor and chairman of the Milwaukee Economic Development Commission and the University of Wisconsin-Madison School of Business Alumni Board and is a member of The Keynes Society. Gunnlaugsson, a native of Milwaukee, earned an MBA and BBA from the University of Wisconsin-Madison.

     The Board of Directors also declared today a dividend of $.14 per common share payable on March 14, 1994, to shareholders of record February 28, 1994. The $.14 dividend is the same as was paid in the fourth quarter of 1993.

     Marshall & Ilsley Corporation, the parent company of M&I Marshall & Ilsley Bank, is a multibank holding company headquartered in Milwaukee, Wisconsin, with $8.0 billion in assets. The Corporation has 35 affiliated banks serving Wisconsin, with 129 banking offices and one bank in Phoenix, Arizona, with 12 offices. Marshall & Ilsley Corporation's stock is traded on NASDAQ under the symbol "MRIS."